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                                                                  Exhibit 10.16

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (the "Hendricks Agreement") is being entered into as of July 13, 1998 (the "Closing Date") by and among T.A. KYSER CO., a Nevada corporation ("Kyser"), METRON TECHNOLOGY CORPORATION, a California corporation ("MTC"), METRON TECHNOLOGY B.V., a Netherlands corporation ("Purchaser") and GARRY HENDRICKS ("Employee").

                                    RECITALS

         A. Pursuant to an Agreement and Plan of Merger and Reorganization dated as of June 12, 1998 ("the Merger Agreement") among Kyser, Metron Acquisition Sub, Inc.,(the "Merger Sub"), and Purchaser, Kyser's stockholders are receiving shares of capital stock of Purchaser in exchange for their shares of common stock of Kyser as a result of the Merger of the Merger Sub with and into Kyser (the "Merger"), and Kyser is becoming a wholly owned subsidiary of Purchaser.

         B. Whereas pursuant to a Joinder Agreement dated June 12, 1998, Employee has agreed to be bound by the terms and conditions of the Merger Agreement as a Signing Stockholder.

         C. Employee was a stockholder of Kyser prior to the Merger, and has been serving as the Chairman of Kyser.

         D. Purchaser and Kyser have agreed that as a condition to consummating the Merger and the other transactions contemplated by the Merger Agreement, Employee will execute and deliver the Hendricks Agreement.

         E. Contemporaneously with the execution and delivery of the Hendricks Agreement, Employee is executing and delivering to Kyser and Purchaser a Noncompetition Agreement of even date herewith (the "Noncompetition Agreement"). The Merger Agreement, which Employee agreed to be bound by when he executed the Joinder Agreement, and the Noncompetition Agreement, are referred to collectively herein as the "Other Agreements."

                                    AGREEMENT

         In order to induce Purchaser to consummate the transactions contemplated by the Merger Agreement, and in further consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

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1.       EMPLOYMENT

         1.1  TERM; DUTIES.

              (a) TERM. Employee agrees to serve as an employee of Kyser from the Closing Date until Employee's employment as an employee of Kyser is terminated pursuant to the provisions of Section 1.6.

              (b) DUTIES. During his employment with Kyser, Employee shall serve as Vice Chairman of Kyser and shall have such responsibilities as may be assigned to him by Kyser's Board of Directors. Employee agrees to serve Kyser faithfully and in a professional manner consistent with the skill, competence and efficiency expected of a Vice Chairman, and to devote substantially all of his working time, attention and efforts during the term of this Agreement to the business and affairs of Kyser. The foregoing, however, shall not preclude Employee from engaging in civic, charitable or religious activities or from devoting a reasonable amount of time to private investments or from serving on the boards of directors of nonprofit entities, so long as such activities and service are not performed for any competitor of Kyser and so long as such activities do not materially interfere or conflict with his responsibilities to Kyser. Activities conducted for a for-profit entity shall require the prior written consent of the Chief Executive Officer of Purchaser. Employee represents and warrants to Kyser that he is under no contractual commitments inconsistent with his obligations set forth in the Hendricks Agreement. Employee's duties hereunder shall be performed at the offices of Kyser, located in the Dallas, Texas standard metropolitan statistical area or at such other location as Kyser and Employee mutually agree; provided, however, that, in the performance of his duties, Employee shall be required to travel at such times and to such places as Kyser may reasonably request from time to time.

         1.2 SALARY. In consideration of all services to be rendered by Employee to Kyser, Kyser shall pay to Employee a salary of not less than Employee's current base salary per annum, which is $198,450.00 per annum, which salary (i) may be increased (but not decreased unless such decrease is done on an equitable pro rata basis for both Kyser's and MTC's executives located in the United States and provided such decrease shall not exceed 10% of Employee's base salary per annum at the time of such decrease) from time to time by the Board of Directors of Kyser, (ii) shall be reviewed at least annually by the Board of Directors of Kyser (although the Board is not under any obligation to increase the salary of Employee), (iii) shall be payable at such times as other salaried employees of Kyser receive their regular salary payments, and (iv) shall be subject to standard withholdings and deductions.

         1.3  OTHER BENEFITS.

              (a) MTC BENEFITS.. During his employment, Kyser, MTC and Purchaser shall provide to Employee, the same benefits that Kyser now or in the future makes generally available to its executive officers or that MTC now or in the future makes generally available to all of its executive officers located in the United States, subject to Employee's satisfaction of the respective eligibility requirements for such benefits. Employee shall receive credit under such benefit plans for his years of service with Kyser. Employee shall pay any contributions which are generally required of executives of Kyser or MTC to receive any such benefits. Such perquisites may include but not necessarily be limited to, use of and reimbursement for

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cellular/car phone, professional organizational dues and professional development seminars. It is anticipated that the Kyser Board will annually review Employee's benefits package and may, in its discretion, increase (but not decrease unless such decrease is done on an equitable pro rata basis for both Kyser's and MTC's executives) such perquisites.

              (b) VACATION. During his employment, Employee shall be entitled to not less than 20 days of paid vacation per year, which vacation days shall accrue pro rata each month. Employee may accrue up to a maximum of 30 days vacation, at which point further accrual stops until accrued vacation is used, unless otherwise agreed between the parties.

              (c) LIFE INSURANCE. In the event of Employee's death during the term of this Agreement (including during the Consulting Period (as defined in Section 1.6(d)(i)), Kyser shall pay to Employee's designated beneficiary $1,000,000 of any amounts that Kyser receives pursuant to that certain life insurance policy that Kyser maintains on Employee's life naming Kyser as beneficiary. Kyser shall use its best efforts to maintain such policy, or a policy providing similar benefits, in effect.

              (d) BONUS PLANS.

                   (i) Employee shall be entitled to participate in the annual incentive compensation plans for senior management of both Kyser and Purchaser, attached as Exhibit 1.3(d)(i) and 1.3(d)(ii), pursuant to the terms of these plans. Generally, any such compensation shall be paid out of a pool funded by a percentage of the annual net income of Purchaser or Kyser (as the case may be) calculated before income taxes and performance incentive compensation. Kyser and Purchaser shall have the sole discretion to change or eliminate their annual incentive compensation plans, to determine the amount placed into the pool, to determine whether Employee is entitled to any compensation under these plans, and to determine the amount of any such compensation. Notwithstanding the foregoing provisions, Kyser and Purchaser agree that for the fiscal year ending May 31, 1999, Kyser will pay Employee a bonus of not less than $25,000; PROVIDED, HOWEVER, such payment will be made subject to Sections 1.3(d)(ii) and (iii).

                   (ii) In addition, any such compensation shall be considered earned as of the last day of Kyser's and Purchaser's respective fiscal years, as the case may be, provided that Employee has remained employed on a full-time basis by Kyser through that date. If Employee is awarded any such compensation, it will be paid in one lump sum as soon as practicable after the annual audit of Purchaser's financial statements is complete and Purchaser has completed the necessary calculations of the amounts, if any, which are due. Any such compensation shall be subject to standard withholdings.

              (iii) In the event of Employee's death or disability (as such term is defined in the Hendricks Agreement) during the term of the Hendricks Agreement, for the fiscal year in which his death or disability occurs, Kyser and Purchaser each shall pay Employee's estate (in the event of Employee's death) or the Employee (in case of his disability) the bonus to which he would otherwise have been entitled had he been employed as of the last day of such fiscal year multiplied by a fraction, the numerator of which is the number of days elapsed in the

                                       2.
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fiscal year up to and including the date of his death, or, in the case of disability, the last day of active employment, and the denominator of which is 365.

         1.4 EXPENSES. Employee shall be entitled to prompt reimbursement from Kyser for reasonable out-of-pocket business expenses reasonably incurred by Employee during his employment in the performance of Employee's duties under the Hendricks Agreement; provided, however, that Kyser shall not be required to reimburse Employee for any such expenses unless: (a) Employee presents vouchers and receipts indicating in reasonable detail the amount and business purpose of each of such expenses; and (b) Employee otherwise complies with Kyser's reasonable reimbursement policies established from time to time and in effect during the Employment Term.

         1.5 CLAIMS AGAINST KYSER. Employee represents and warrants to Kyser that he does not have claims and is not aware of any claims or rights against Kyser arising directly or indirectly from his past employment with Kyser, and in consideration for the Hendricks Agreement, Employee hereby releases and discharges Kyser and its affiliates from all claims, rights, causes of action, demands and obligations arising directly or indirectly from his past employment with Kyser except for any salary, bonuses, vacation pay, expense reimbursement, health benefits or Kyser ESOP benefits owed to me by Kyser in the ordinary course of business on the date of the Hendricks Agreement. Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the Age Discrimination in Employment Act. He also acknowledges that the consideration given for the waiver in this
Section is in addition to anything of value to which he was already entitled. He further acknowledges that he has been advised by this writing that: (i) his waiver and release do not apply to any claims that may arise after he signs the Hendricks Agreement; (ii) he has the right to consult with an attorney prior to executing the Hendricks Agreement; (iii) he has twenty-one
(21) days within which to consider the Hendricks Agreement (although he may choose to voluntarily execute the Hendricks Agreement earlier); (iv) he has seven (7) days following the execution of the Hendricks Agreement to revoke the Hendricks Agreement; and (v) the Hendricks Agreement shall not be effective until the date upon which the revocation period has expired, which shall be the eighth day after this Agreement is executed by him ("Effective Date"). In giving this release, which includes claims which may be unknown to Employee at present, Employee acknowledges that he has read and understands
Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." Employee hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to his release of any claims he may have against Kyser contained in this Section 1.5.

         1.6  TERMINATION.

              (a) TERM OF AGREEMENT. Employee's employment as an employee of Kyser (but not as a consultant to Kyser pursuant to Section 1.6(d)) may be terminated by either party at any time, with or without cause, and with or without advance notice. The date that either party gives notice of termination shall be the "Termination Date."

                                       3.
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              (b) DEFINITION OF "CAUSE." Employee's employment with Kyser shall be deemed to have been terminated for "Cause" if such employment is terminated following: (i) any intentional misconduct, fraud or bad faith on the part of Employee in the performance of any of his duties as an employee of Kyser that are materially injurious to Kyser; (ii) the conviction of Employee of, or the entry by Employee of a plea of guilty or no contest to, any felony; (iii) the breach by Employee of any material provision in any of the Other Agreements if such breach is not fully cured by Employee within ten days after he receives notice from Kyser of such breach; or (iv) the continued failure of Employee to perform any reasonable duties assigned to him by Kyser or to perform any of his obligations set forth in the Hendricks Agreement (other than any such failure resulting from incapacity due to physical or mental illness), if such breach or failure is not fully cured by Employee within ten days after he receives notice of such breach or failure which specifically identifies the manner in which Kyser believes he has not substantially performed his duties.

              (c) DEFINITION OF "GOOD REASON." "Good Reason" shall mean (i) a material change in the responsibilities, authority, title or office of Employee resulting in the diminution of his position (ii) except for decreases made on an equitable pro rata basis for both Kyser's and MTC's executives located in the United States, a diminution in Employee's annual base salary below the amount stated in Section 1.2 or as same may be increased from time to time, PROVIDED, HOWEVER, that such decrease shall not exceed 10% of Employee's base salary per annum at the time of such decrease;
(iii) except for changes made on an equitable pro rata basis for both Kyser's and MTC's executives located in the United States, the failure by Kyser to continue to provide Employee with benefits substantially similar to those enjoyed by executives of Kyser or MTC; (iv) Kyser's requiring Employee to be based anywhere other than Kyser's office at which he was based as of the date of the Hendricks Agreement; or (v) any material breach by Kyser or Purchaser of the Hendricks Agreement; excluding for all of these purposes an isolated, insubstantial or inadvertent action not taken in bad faith which is remedied by Kyser or Purchaser promptly after notice thereof is given by Employee.

              (d) BENEFITS UPON TERMINATION BY KYSER WITHOUT CAUSE, UPON RESIGNATION BY EMPLOYEE FOR GOOD REASON OR DISABILITY. Should Employee's employment be terminated by Kyser without Cause, should Employee resign for Good Reason, or should Employee become disabled from performing his duties as an employee of Kyser and the disability continues for a period of more than 15 consecutive weeks, during the first three years of employment after the Closing Date, (i) Kyser shall pay to Employee any salary, vacation pay, expense reimbursement, health benefits or Kyser ESOP benefits owed to Employee in the ordinary course of business as of the Termination Date, and
(ii) should Employee execute the Employee Agreement and Release attached hereto as Exhibit 1.6(d) Employee shall be entitled to enter into a consulting arrangement with Kyser on the following terms and conditions:

                   (i) CONSULTING PERIOD. Kyser will retain Employee as a consultant from the Termination Date until the date which is three (3) years after the Closing Date (the "Consulting Period"). If Employee obtains full time employment or the substantial equivalent of full time employment (e.g. consulting) with another employer during the Consulting Period, the Consulting Fees (as defined in Section 1.6(d)(iii)(1)) that Kyser is obligated to pay shall be offset by the amount of earnings that Employee receives from such other employment or substantial equivalent of employment. Employee agrees to notify Kyser immediately, in writing, upon

                                       4.
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accepting an offer for any such employment or substantial equivalent of employment with another employer. Kyser may terminate the Consulting Period at any time for Cause. Upon termination of the Consulting Period, all of Kyser's obligations under Section 1.6(d) shall be terminated and of no effect.

                   (ii) CONSULTING DUTIES. Employee agrees that, while he is retained by Kyser as a consultant, he will remain available to provide consulting in any area of his expertise upon reasonable request by a duly authorized officer of Kyser. Employee agrees to serve Kyser faithfully and in a professional manner consistent with the skill, competence and efficiency expected of a consultant and to make himself available for a maximum of ten
(10) hours per week. Kyser will not assign Employee any duties which would cause him to be considered an affiliate of Kyser for Rule 144 purposes. As a consultant and shareholder, Employee will not have any special restrictions under Kyser's insider trading window policy other than those restrictions applicable to all Kyser employees.

                   (iii) CONSULTING COMPENSATION. During the Consulting Period, Kyser agrees to pay Employee the following compensation:

                        (1) CONSULTING FEES. During the Consulting Period, Kyser will continue Employee's base salary in effect as of the Termination Date ("Consulting Fees"). Kyser will not deduct or withhold any amount from Employee's Consulting Fees for taxes, social security, or other payroll deductions, but will instead issue Employee a 1099 form with respect to his Consulting Fees. Employee acknowledges that as an independent contractor consultant, he will be responsible for the payment of all employment taxes and any other taxes due and owing from Employee as a result of his Consulting Fees and hereby indemnifies Kyser and holds it harmless from any liability for any taxes, penalties, and interest which (a) may be assessed by any taxing authority against Kyser or (b) which must be paid by Kyser to any taxing authority, in each case, regarding taxes due and owing from Employee.

                        (2) HEALTH INSURANCE BENEFITS. After the Termination Date, and to the extent permitted by the federal COBRA law and by Kyser's current group health insurance policies, Employee will be eligible to continue his health insurance benefits. Employee will be provided with a separate notice of his COBRA rights at or about the Termination Date. Kyser will pay the cost of continuing such benefits during the Consulting Period up until the time Employee obtains full-time employment. Kyser will not pay the cost of continuing such coverage after Employee obtains full-time employment or after the end of the Consulting Period, whichever comes first.

                        (3) OTHER COMPENSATION OR BENEFITS. Employee acknowledges that, except as expressly provided in the Hendricks Agreement, he will not receive any additional compensation, severance or benefits after the Termination Date, except for accrued and unpaid vacation time for all periods prior to the Termination Date.

                   (iv) OTHER WORK ACTIVITIES. During the Consulting Period, Employee will retain the right to engage in other consulting relationships or employment in addition to his work for Kyser provided that such consulting or employment complies fully with Employee's Noncompetition Agreement. Kyser agrees to make reasonable arrangements to enable Employee

                                       5.

to perform his consulting services for Kyser at such times and in such a manner so that it will not interfere with other activities in which he may engage.

              (e) NO BENEFITS IF TERMINATED BY KYSER FOR CAUSE OR UPON RESIGNATION BY EMPLOYEE WITHOUT GOOD REASON. Employee understands and agrees that should his employment be terminated for Cause by Kyser, or should he resign without Good Reason, he shall not be entitled to any consulting relationship with Kyser nor shall he be entitled to any other severance benefits whatsoever.

              (f) BREACH BY KYSER OR PURCHASER. If either Kyser or Purchaser materially breaches any of its obligations under the Hendricks Agreement, then Employee's obligations under Sections 3 and 4 of the Noncompetition Agreement shall be terminated and of no force and effect. The remaining provisions of the Noncompetition Agreement, including without limitation,
Section 2 of the Noncompetition Agreement, shall remain in full force and effect.

         1.7 DEATH OF EMPLOYEE. The Hendricks Agreement shall terminate upon the death of Employee, provided that any payments under section 1.3(e) which Employee would be entitled to receive if the bonus determination had been made as of the date of his death shall be payable for the portion of the year preceding his death in accordance with Section 1.3(e) hereof. Within 10 days of receiving notice of Employee's death, Kyser shall pay Employee's estate all salary due or accrued as of the date of his death, and all accrued vacation pay. Kyser and Purchaser shall promptly pay Employee's estate for all bonuses due promptly after calculation of such amounts in accordance with normal procedures under the respective bonus plans.

         1.8 DISABILITY. If Employee becomes disabled from performing his duties as an employee of Kyser and the disability has continued for a period of more than 15 consecutive weeks, Kyser may, in its discretion, determine that Employee will not return to work and terminate his employment as an employee (but not as a consultant) with Kyser under the Hendricks Agreement. Upon any such termination for disability, Employee during the period he remains disabled, to the extent he is otherwise eligible, shall be entitled to such disability, medical, life insurance, and other benefits as may be provided generally for disabled employees of Kyser or MTC who are located in the Untied States. As used herein and for purposes only of determining bonus and salary payments, the term "disability" shall have the same meaning provided in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, except for that section's reference to "12 months," which time period shall instead be as provided herein. In the event of Employee's termination on grounds of disability, Kyser and Purchaser shall pay Employee all salary due or accrued as of the date of such termination, and all accrued vacation pay and bonuses, Kyser and Purchaser shall promptly pay Employee for all bonuses due promptly after calculation of such amounts in accordance with normal procedures under the respective bonus plans.

         1.9 RELOCATION. During the term of his employment pursuant to the Hendricks Agreement, Employee shall not be required to relocate, without his consent, from the general vicinity of Dallas, Texas.

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         1.10  INDEMNIFICATION.

              (a) Except to the extent modified below in (b), with regard to Employee's performance of services on behalf of Kyser as an employee, officer, director, or agent, Kyser agrees, to the extent permitted by applicable law, to fully indemnify Employee and to hold him harmless from and against all claims, damages, judgments, losses, liabilities, fees and expenses incurred by him or threatened against him in connection with his performance of services hereunder and to make advances to him for the payment of legal fees, witness fees, expenses and costs related thereto, Kyser also agrees to pay any damages, judgments, fines and amounts paid in settlement and any other amounts the Employee becomes legally obligated to pay because of any claim or claims made against or by Employee in connection with any threatened, pending or completed action, suit or proceeding to which Employee is entitled to indemnification pursuant to the terms of this Section 1.10; PROVIDED, HOWEVER, Employee shall not settle any such proceeding without the express written consent of Kyser. Purchaser and Kyser agree to use their best efforts to include Employee in the coverage of any errors and omissions and/or directors' and officers' insurance policies, if any, obtained by Purchaser, MTC or Kyser for officers and directors of MTC and Kyser, respectively.

              (b) The indemnification provisions of Section 1.10(a) shall not apply with respect to the obligations of Kyser to indemnify Employee in the following events:

                   (i) to the extent that Employee is indemnified pursuant to any insurance purchased and maintained by or on behalf of Purchaser and/or Kyser pursuant to the provisions of Section 1.10(a) of the Hendricks Agreement and any resulting obligations are actually paid on behalf of or reimbursed to Employee pursuant to such insurance;

                   (ii) on account of Employee's acts or omissions that involve intentional misconduct;

                   (iii) on account of violations of the provisions of
Section 1.6(b) of the Hendricks Agreement;

                   (iv) on account of acts or omissions of Employee that Employee believed at the time of the act or omission to be contrary to the best interests of Kyser or its stockholders or that involve the absence of good faith on the part of Employee;

                   (v) with respect to any transaction from which Employee derived an improper personal benefit;

                   (vi) on account of acts or omissions that show a reckless disregard by Employee for his duties to Kyser or its stockholders in circumstances in which Employee was aware, or should have been aware, in the ordinary course of performing an officer's duties, of a risk of serious injury to Kyser or its stockholders; or

                                       7.

                   (vii) on account of acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of Employee's duties to Kyser or its stockholders.

         (c) CONTINUATION OF INDEMNITY. Kyser's indemnity obligations contained herein shall continue during the period Employee is a director, officer, employee or other agent of Purchaser, MTC or Kyser, respectively (or is or was serving at the request of Purchaser, MTC or Kyser as a director, officer, employee or other agent of another corporation, partnership, joint venture trust, employee benefit plan or other enterprise) and shall survive the termination of Employee's employment and consulting arrangements with Kyser and continue thereafter so long as Employee shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, by reason of the fact that Employee was serving in the capacity referred to herein and to the extent he would otherwise be entitled to indemnification pursuant to Section 1.10.

         (d) EXPENSES. Upon request, Kyser shall advance, prior to the final disposition of any proceeding, following request therefor, such advance not to be unreasonably withheld or delayed, all expenses incurred by Employee in connection with such proceeding upon receipt of an undertaking by or on behalf of Employee to repay said amounts if it shall be determined ultimately that Employee is not entitled to be indemnified under the provisions of the Hendricks Agreement, applicable law, Kyser's charter documents, or otherwise.

2.       MISCELLANEOUS PROVISIONS.

         2.1 OTHER AGREEMENTS. Nothing in the Hendricks Agreement shall limit Employee's or Kyser's obligations or the rights and remedies of Employee or Kyser under the Other Agreements, and nothing in any of the Other Agreements shall limit Employee's or Kyser's obligations or the rights and remedies of Employee or Kyser under the Hendricks Agreement.

         2.2 SURRENDER OF RECORDS AND PROPERTY. Within three (3) days after the Termination Date, Employee shall deliver promptly to Kyser (a) all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables and calculations and all copies thereof in his possession or under his control which are the property of Kyser or which relate in any way to the business, products, practices or techniques of Kyser, and (b) all other property and confidential information of Kyser or Purchaser in his possession or under his control.

         2.3 NOTICES. Any notice or other communication required or permitted to be delivered to either party under the Hendricks Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other party hereto):

          IF TO KYSER:             T.A. Kyser Co.
                                   c/o Metron Technology
                                   1350 Old Bayshore Highway, Suite 360

                                       8.

                                   Burlingame, CA 94010
                                   Attention:  Chief Executive Officer
                                   Facsimile:  (415) 373-1135

          IF TO EMPLOYEE:
                                   --------------------------------------

                                   --------------------------------------

                                   --------------------------------------


         2.4 SEVERABILITY. In the event that any provision of the Hendricks Agreement, or the application of any such provision to any person, entity or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of the Hendricks Agreement, and the application of such provision to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

         2.5 GOVERNING LAW. The Hendricks Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of Texas (without giving effect to principles of conflicts of laws).

         2.6 WAIVER. No failure on the part of either party to exercise any power, right, privilege or remedy under the Hendricks Agreement, and no delay on the part of either party in exercising any power, right, privilege or remedy under the Hendricks Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither party shall be deemed to have waived any claim arising out of the Hendricks Agreement, or any power, right, privilege or remedy under the Hendricks Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

         2.7 CAPTIONS. The captions contained in the Hendricks Agreement are for convenience of reference only, shall not be deemed to be a part of the Hendricks Agreement and shall not be referred to in connection with the construction or interpretation of the Hendricks Agreement.

         2.8 COUNTERPARTS. The Hendricks Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

         2.9 FURTHER ASSURANCES. Each party hereto shall execute and/or cause to be delivered to the other party hereto such instruments and other documents and shall take such other actions as such other party may reasonably request to effectuate the intent and purposes of the Hendricks Agreement.

                                       9.
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         2.10 ENTIRE AGREEMENT. The Hendricks Agreement and the Other
Agreements set forth the entire understanding of the parties relating to the subject matter hereof and thereof and supersede all prior agreements and understandings between the parties relating to the subject matter hereof and thereof.

         2.11 AMENDMENTS. The Hendricks Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Kyser and Employee.

         2.12 ASSIGNMENT. The Hendricks Agreement and all rights and obligations of Employee hereunder are personal to Employee and may not be transferred or assigned by Employee at any time. Kyser may, with Employee's written consent (which consent shall not be unreasonably withheld), assign its rights under the Hendricks Agreement to any entity that assumes Kyser's obligations hereunder in connection with any sale or transfer of all or substantially all of Kyser's assets to such entity. This Agreement shall not be terminated by a voluntary or involuntary dissolution of Kyser, MTC or Purchaser or the transfer of all or substantially all the stock or assets of Kyser, MTC or Purchaser or the merger of Kyser, MTC or Purchaser with or into another entity.

         2.13 BINDING NATURE. Subject to Section 2.12, the Hendricks Agreement will be binding upon and inure to the benefit of Kyser and its successors and assigns and Employee and his representatives, executors, administrators, estate, heirs, successors and assigns.

         2.14 ATTORNEYS' FEES AND EXPENSES. If any legal action or other legal proceeding relating to the enforcement of any provision of the Hendricks Agreement is brought against either party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

         2.15  CONSTRUCTION.

              (a) For purposes of the Hendricks Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

              (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of the Hendricks Agreement.

              (c) As used in the Hendricks Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

              (d) Except as otherwise indicated, all references in the Hendricks Agreement to "Sections" and "Exhibits" are intended to refer to Sections of the Hendricks Agreement and Exhibits to the Hendricks Agreement.

                                       10.

         The parties hereto have caused the Hendricks Agreement to be executed and delivered as of the date first above written.

                                            KYSER:

                                            T.A. KYSER CO.

                                            By:    /s/ Boyd E. Hurst, Jr.
                                                  -------------------------
                                            Name:  Boyd E. Hurst, Jr.
                                                  -------------------------
                                            Title: E.V.P
                                                  -------------------------

                                            MTC:

                                            METRON TECHNOLOGY CORPORATION

                                            By:    /s/ Ed Segal
                                                  -------------------------
                                            Name:  Ed Segal
                                                  -------------------------
                                            Title: President
                                                  -------------------------

                                            PURCHASER:

                                            METRON TECHNOLOGY B.V.

                                            By:    /s/ Ed Segal
                                                  -------------------------
                                            Name:  Ed Segal
                                                  -------------------------
                                            Title: Managing Director,
                                                   President & CEO
                                                  -------------------------

                                            EMPLOYEE:

                                            /s/ Garry Hendricks
                                            -------------------------------
                                            GARRY HENDRICKS

                                      11.